FEMSA

 Fomento Económico Mexicano, S.A de C.V.

General Anaya 601 Poniente, Colonía Bella Vista

 Monterrey, Nuevo León, Mexico 64410

December 22, 2003

Miguel Perez-Lafaurie

Citibank, Depositary Services

111 Wall Street

20th Floor/Zone 7

New York, NY 10043

United States of America

Dear Mr. Perez-Lafaurie:

By this letter, and pursuant to Section 5.04 of the amended and restated Deposit Agreement dated as of May 11, 1998 (the “Deposit Agreement”) among Fomento Económico Mexicano, S.A. de C.V. (the “Company”), Citibank N.A. (“Citibank”), as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder (the “Receipts”), the Company hereby removes Citibank N.A. as Depositary under the Deposit Agreement and appoints The Bank of New York (“BNY”) as successor Depositary thereunder.  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement.  By execution of this letter by BNY in the space provided below, BNY accepts its appointment as successor Depositary under the Deposit Agreement, effective on a date to be agreed among the parties hereto, which date shall be no later than 60 days after the date hereof (the “Succession Date”), and agrees to be bound by the terms of this letter and to perform its obligations set forth herein and to become a party to the Deposit Agreement as of the Succession Date, subject to the rights powers, duties and obligations of the Depositary thereunder.

In connection with this appointment and in accordance with Section 5.04 of the Deposit Agreement and in confirmation of the provisions of the foregoing paragraphs, the Company directs Citibank to transfer to BNY all of Citibank’s rights and powers under the Deposit Agreement, to duly assign, transfer, and deliver all right, title, and interest in the Deposited Securities to BNY, and to delivery to BNY as list of the Holders of all outstanding American Depositary Receipts on the books for the registration of transfer thereof maintained by Citibank effective on the Succession Date.  By execution of this letter by Citibank in the space provided below, Citibank effects such assignment and transfer and agrees to effect such deliveries as of the Succession Date.

By this letter and pursuant to Section 5.01 of the Deposit Agreement, the Company and BNY remove Citibank N.A., as registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date and BNY hereby agrees to act as substitute registrar effective on the Succession Date.

By separate letter, BNY will provide you with the first requests for information in order to ensure a smooth transition for our ADR holders.  Effective on the Succession Date, Citibank’s custodian, acting as agent for Citibank as the original Depositary, shall cease to act as Custodian and a Custodian or Custodians appointed by BNY shall become the substitute Custodian.  BNY will be in contact with you and your current Custodian regarding delivery of the Deposited Securities and any relevant records to the substitute Custodian.

In accordance with Section 5.05, The Bank of New York will promptly mail notice of its appointment and of the appointment of the substitute Custodian to the record holders of Receipts in the manner provided in Section 7.05, and accordingly will be in further touch with you for these purposes.

The Bank of New York will absorb your reasonable out-of-pocket expenses in connection with the transition.  We understand that you will not, and by Citibank’s execution of this letter Citibank confirmed that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.  Citibank hereby acknowledges and agrees that the Company is not required to reimburse or pay it for any fees or expenses paid or waived by it or any contributions made by it to the Company as Depositary as a result of its removal or the appointment of a successor pursuant to this letter.

Please execute both of the enclosed copies of this letter in the same provided below and return them to me.  This letter is governed by the laws of the State of New York and may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

We look forward to your cooperation in this matter.

Yours sincerely,

Fomento Economico Mexicano, S.A. de C.V.

By: /s/ Juan F. Fonseca

Name: Juan F. Fonseca

Title: Attorney-in-Law

The Bank of New York

By: /s/ Vincent J. Cahill, Jr.

Name: Vincent J. Cahill, Jr.

Title: Vice President

Citibank N.A.

By: /s/ Miguel Perez-Lafaurie

Name: Miguel Perez-Lafaurie

Title: Vice President

cc:

Orlando Viscardi, Vice President, American Depositary Receipts, Citibank

Edgar Piedra, Transaction Manager, Bank of New York

David Gonzalez Vessi, International Counselor, FEMSA

Alan Alanís, Investor Relations Officer, FEMSA